FOR IMMEDIATE RELEASE

Alpha Releases First Quarter 2026 Financial Results

•Reports first quarter net loss of $11.0 million
•Posts Adjusted EBITDA of $30.0 million for the quarter

BRISTOL, Tenn., May 8, 2026 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the first quarter ending March 31, 2026.

	(millions, except per share)
	Three months ended
	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025
Net loss	($11.0)	($17.3)	($33.9)
Net loss per diluted share	($0.86)	($1.34)	($2.60)
Adjusted EBITDA(1)	$30.0	$28.5	$5.7
Operating cash flow	$29.0	$19.0	$22.2
Capital expenditures	($40.7)	($29.0)	($38.5)
Tons of coal sold	3.6	3.8	3.8
__________________________________
1. This is a non-GAAP financial measure. A reconciliation of Net Loss to Adjusted EBITDA is included in tables accompanying the financial schedules.

“Our results for the first quarter 2026 were driven by lower volumes and higher costs,” said Andy Eidson, Alpha’s chief executive officer. “While we anticipated a slower shipping quarter in connection with planned outages at Dominion Terminal Associates, we experienced a greater-than-expected impact on costs in Q1 as a result of war-related increases to diesel and other supply prices, which we hope will be temporary. Therefore, we are maintaining our cost of coal sales guidance range for the year with the expectation of better cost performance in subsequent quarters. If the Iran conflict persists throughout the year, we expect the resulting impact on diesel and supply costs would require us to revise our cost of coal sales guidance range upward.”

Financial Performance

Alpha reported a net loss of $11.0 million, or $0.86 per diluted share, for the first quarter 2026, as compared to net loss of $17.3 million, or $1.34 per diluted share, in the fourth quarter 2025.

Total Adjusted EBITDA was $30 million for the first quarter, compared to $28.5 million in the fourth quarter 2025.

Coal Revenues

	(millions)
	Three months ended
	Mar. 31, 2026	Dec. 31, 2025
Met segment	$523.5	$519.1

Met segment (excl. freight & handling)(1)	$447.3	$436.3

Tons Sold	(millions)
	Three months ended
	Mar. 31, 2026	Dec. 31, 2025
Met segment	3.6	3.8
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Mar. 31, 2026	Dec. 31, 2025
Met segment	$124.39	$115.31
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

First quarter net realized pricing for the Met segment was $124.39 per ton.

The table below provides a breakdown of our Met segment coal sold in the first quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Mar. 31, 2026
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Domestic	0.8	$111.1	$137.27	24%
Export - Australian indexed	1.1	$162.3	$144.95	33%
Export - other pricing mechanisms	1.4	$157.0	$110.32	43%
Total Met coal revenues	3.4	$430.4	$128.40	100%
Thermal coal revenues	0.2	$16.9	$69.41
Total Met segment coal revenues (excl. freight & handling)(1)	3.6	$447.3	$124.39
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Mar. 31, 2026	Dec. 31, 2025
Met segment	$474.4	$478.5
Met segment (excl. freight & handling/idle)(1)	$388.3	$383.8

(per ton)
Met segment(1)	$107.98	$101.43

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Alpha’s Met segment cost of coal sales increased to an average of $107.98 per ton in the first quarter, compared to $101.43 per ton in the fourth quarter 2025. Higher diesel and other supply costs were the primary contributors to the increase in costs.

Liquidity and Capital Resources

Cash provided by operating activities in the first quarter increased to $29.0 million as compared to $19.0 million in the fourth quarter 2025. Capital expenditures for the first quarter were $40.7 million compared to $29.0 million for the fourth quarter 2025.

As of March 31, 2026, the company had total liquidity of $476.2 million, including cash and cash equivalents of $317.2 million, short-term investments of $49.6 million, and $184.3 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of March 31, 2026, the company had no borrowings and $40.7 million in letters of credit outstanding under the ABL.

Total long-term debt, including the current portion of long-term debt as of March 31, 2026, was $12.2 million.

Share Repurchase Program

As previously announced, Alpha’s board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company’s common stock. As of April 30, 2026, the company had acquired approximately 7.0 million shares of common stock at a cost of approximately $1.2 billion, or approximately $166.18 per share. The number of common stock shares outstanding as of April 30, 2026 was 12,714,624, not including the potential effect of unvested equity awards.

The timing and amount of share repurchases will be based on various factors, including but not limited to market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

Results of Alpha’s 2026 Annual Meeting of Stockholders

The company’s annual meeting of stockholders was held on May 6, 2026, and stockholders re-elected all six members of Alpha’s board of directors to additional one-year terms and approved all other items proposed by the board for consideration at the meeting. The complete voting results from the annual meeting have been filed with the Securities and Exchange Commission on Form 8-K.

2026 Operational Performance Update

As of April 29, 2026, Alpha has committed and priced approximately 48% of its metallurgical coal for 2026 at an average price of $132.37 per ton. At the midpoint of guidance, Alpha’s thermal coal is fully committed for the year at an average price of $74.53 per ton.

	2026 Guidance
in millions of tons	Low	High
Metallurgical	14.4	15.4
Thermal	0.7	1.1
Met segment - total shipments	15.1	16.5

Committed/Priced[1,2,3]	Committed	Volume (in millions of tons)	Average Price
Metallurgical - domestic		4.1	$136.38
Metallurgical - export		3.1	$127.02
Metallurgical total	48%	7.2	$132.37
Thermal	100%	1.2	$74.53
Met segment	53%	8.4	$124.37

Committed/Unpriced[1,3]	Committed
Metallurgical total	43%
Thermal	—%
Met segment	40%

Costs per ton[4]	Low	High
Met segment	$95.00	$101.00

In millions (except taxes)	Low	High
SG&A5	$53	$59
Idle operations expense	$24	$32
Net cash interest income	$2	$6
DD&A	$160	$174
Capital expenditures	$148	$168
Capital contributions to equity affiliates[6]	$35	$45
Cash tax rate	0%	5%
Notes:
1.Based on committed and priced coal shipments as of April 29, 2026. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.

6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call
The company plans to hold a conference call regarding its first quarter results on May 8, 2026, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP coal sales realization per ton,” “non-GAAP cost of coal sales,” “non-GAAP cost of coal sales per ton,” “non-GAAP coal margin,” and “non-GAAP coal margin per ton.” In addition to net income (loss), we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, and idled and closed mine costs. Non-GAAP cost of coal sales per ton is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin is calculated as non-GAAP coal revenues less non-GAAP cost of coal sales. Non-GAAP coal margin per ton is calculated as non-GAAP coal margin divided by tons sold. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Coal revenues	$523,533	$529,667
Other revenues	1,454	2,290
Total revenues	524,987	531,957
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	474,389	504,584
Depreciation, depletion and amortization	39,926	43,910
Accretion on asset retirement obligations	5,215	5,614
Amortization of acquired intangibles	876	1,357
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	16,598	15,424
Other operating (income) loss	(1,585)	1,243
Total costs and expenses	535,419	572,132
Loss from operations	(10,432)	(40,175)
Other (expense) income:
Interest expense	(841)	(763)
Interest income	4,206	4,046
Equity loss in affiliates	(5,733)	(4,960)
Miscellaneous expense, net	(3,558)	(3,532)
Total other expense, net	(5,926)	(5,209)
Loss before income taxes	(16,358)	(45,384)
Income tax benefit	5,326	11,437
Net loss	$(11,032)	$(33,947)

Basic loss per common share	$(0.86)	$(2.60)
Diluted loss per common share	$(0.86)	$(2.60)

Weighted average shares – basic	12,800,037	13,047,607
Weighted average shares – diluted	12,800,037	13,047,607

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$317,231	$365,974
Short-term investments	49,646	49,582
Trade accounts receivable, net of allowance for credit losses of $2,858 and $2,519 as of March 31, 2026 and December 31, 2025, respectively	302,136	278,620
Inventories, net	213,102	193,000
Prepaid expenses and other current assets	27,360	31,132
Total current assets	909,475	918,308
Property, plant, and equipment, net of accumulated depreciation and amortization of $805,966 and $774,101 as of March 31, 2026 and December 31, 2025, respectively	625,145	621,866
Owned and leased mineral rights, net of accumulated depletion and amortization of $157,070 and $150,616 as of March 31, 2026 and December 31, 2025, respectively	410,489	416,944
Other acquired intangibles, net of accumulated amortization of $43,948 and $43,072 as of March 31, 2026 and December 31, 2025, respectively	33,576	34,452
Long-term restricted cash	127,217	126,911
Long-term restricted investments	34,399	34,356
Deferred income taxes	8,210	8,087
Other non-current assets	133,926	119,702
Total assets	$2,282,437	$2,280,626
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,231	$3,575
Trade accounts payable	92,984	66,169
Accrued expenses and other current liabilities	151,772	135,778
Total current liabilities	247,987	205,522
Long-term debt	8,977	9,841
Workers’ compensation and black lung obligations	189,527	190,965
Pension obligations	83,281	87,317
Asset retirement obligations	203,632	204,745
Deferred income taxes	10,711	15,433
Other non-current liabilities	21,367	21,308
Total liabilities	765,482	735,131
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,494,813 issued and 12,752,824 outstanding at March 31, 2026 and 22,437,379 issued and 12,805,909 outstanding at December 31, 2025	225	224
Additional paid-in capital	855,765	852,030
Accumulated other comprehensive loss	(58,698)	(60,433)
Treasury stock, at cost: 9,741,989 shares at March 31, 2026 and 9,631,470 shares at December 31, 2025	(1,364,022)	(1,341,027)
Retained earnings	2,083,685	2,094,701
Total stockholders’ equity	1,516,955	1,545,495
Total liabilities and stockholders’ equity	$2,282,437	$2,280,626

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Operating activities:
Net loss	$(11,032)	$(33,947)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	39,926	43,910
Amortization of acquired intangibles	876	1,357
Gain on disposal of assets, net	(2,053)	(37)
Accretion on asset retirement obligations	5,215	5,614
Employee benefit plans, net	6,266	5,618
Deferred tax benefit	(5,329)	(11,416)
Stock-based compensation	3,736	3,437
Equity loss in affiliates	5,733	4,960
Other, net	2,476	135
Changes in operating assets and liabilities	(16,768)	2,550
Net cash provided by operating activities	29,046	22,181
Investing activities:
Capital expenditures	(40,668)	(38,450)
Capital contributions to equity affiliates	(13,403)	(9,836)
Purchases of investment securities	(27,826)	(14,663)
Sales and maturities of investment securities	28,240	15,080
Other, net	62	94
Net cash used in investing activities	(53,595)	(47,775)
Financing activities:
Principal repayments of long-term debt	(915)	(822)
Common stock repurchases and related expenses	(22,901)	(5,155)
Other, net	(72)	(415)
Net cash used in financing activities	(23,888)	(6,392)
Net decrease in cash and cash equivalents and restricted cash	(48,437)	(31,986)
Cash and cash equivalents and restricted cash at beginning of period	492,885	604,161
Cash and cash equivalents and restricted cash at end of period	$444,448	$572,175

Supplemental disclosure of noncash investing and financing activities:
Accrued capital expenditures	$11,089	$10,785
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of March 31,
	2026	2025
Cash and cash equivalents	$317,231	$447,990
Long-term restricted cash	127,217	124,185
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$444,448	$572,175

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net loss	$(11,032)	$(17,271)	$(33,947)
Interest expense	841	730	763
Interest income	(4,206)	(3,273)	(4,046)
Income tax benefit	(5,326)	(9,757)	(11,437)
Depreciation, depletion and amortization	39,926	41,893	43,910
Non-cash stock compensation expense	3,736	3,193	3,437
Accretion on asset retirement obligations	5,215	5,501	5,614
Amortization of acquired intangibles	876	1,356	1,357
Non-recurring mine flood costs (1)	—	6,098	—
Adjusted EBITDA	$30,030	$28,470	$5,651
(1) Non-recurring mine recovery and idle costs due to the water inundation at the Rolling Thunder mine in November 2025.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	March 31, 2026	December 31, 2025	March 31, 2025
Coal revenues	$523,533	$519,060	$529,667
Less: freight and handling fulfillment revenues	(76,214)	(82,730)	(83,924)
Non-GAAP coal revenues	$447,319	$436,330	$445,743
Non-GAAP coal sales realization per ton	$124.39	$115.31	$118.61

Cost of coal sales (exclusive of items shown separately below)	$474,389	$478,519	$504,584
Depreciation, depletion and amortization - production (1)	39,606	41,571	43,592
Accretion on asset retirement obligations	5,215	5,501	5,614
Amortization of acquired intangibles	876	1,356	1,357
Total cost of coal sales	520,086	526,947	555,147
Less: freight and handling costs	(76,214)	(82,730)	(83,924)
Less: depreciation, depletion and amortization - production (1)	(39,606)	(41,571)	(43,592)
Less: accretion on asset retirement obligations	(5,215)	(5,501)	(5,614)
Less: amortization of acquired intangibles	(876)	(1,356)	(1,357)
Less: idled and closed mine costs	(9,872)	(11,960)	(5,991)
Non-GAAP cost of coal sales	$388,303	$383,829	$414,669
Non-GAAP cost of coal sales per ton	$107.98	$101.43	$110.34

GAAP coal margin	$3,447	$(7,887)	$(25,480)
GAAP coal margin per ton	$0.96	$(2.08)	$(6.78)

Non-GAAP coal margin	$59,016	$52,501	$31,074
Non-GAAP coal margin per ton	$16.41	$13.87	$8.27

Tons sold	3,596	3,784	3,758
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2026
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Domestic	809	$111,053	$137.27	24%
Export - Australian indexed	1,120	162,348	$144.95	33%
Export - other pricing mechanisms	1,423	156,981	$110.32	43%
Total Met segment - met coal	3,352	430,382	$128.40	100%
Met segment - thermal coal	244	16,937	$69.41
Non-GAAP coal revenues	3,596	447,319	$124.39
Add: freight and handling fulfillment revenues	—	76,214
Coal revenues	3,596	$523,533